Exhibit 99.1

Black Rifle Coffee Appoints Stephen Kadenacy as Chief Financial Officer

SALT LAKE CITY – September 11, 2023 – BRC Inc., the parent company of Black Rifle Coffee Company (NYSE: BRCC) (“BRCC” or the “Company”), a rapidly growing and mission-driven coffee company founded to support Veterans, active duty military, and first responders and serve a broad customer base by connecting consumers with great coffee and a unique brand experience, today announced the appointment of Stephen Kadenacy as Chief Financial Officer. Mr. Kadenacy brings more than thirty years of experience to BRCC and will support the Company’s efforts to further build on its strong brand momentum to drive profitable, sustainable growth and investor returns.

Mr. Kadenacy, who is the former CFO of AECOM (NYSE: ACM), is a significant shareholder and has deep familiarity with BRCC’s operations and financial profile, having played an integral role in the business combination of BRCC and SilverBox, including serving as Chief Executive Officer of Silverbox Engaged Merger Corp until its merger with BRCC in February 2022. He is a seasoned investment professional and former Fortune 200 operating executive with expertise in managing, building and growing global public organizations, most recently serving as Co-Managing Member of SilverBox Capital, an investment firm which he co-founded in 2017. With experience spanning over three decades, he was also the CEO of Boxwood Merger Corp until its merger with Atlas Technical Consulting and then remained on the Board. Previously, he held leadership roles at AECOM, a global engineering and technical services company, including serving as President, Chief Operating Officer, and Chief Financial Officer. Previously, Mr. Kadenacy was a Partner at KPMG in the Economic Consulting Practice and served as a member of the board of directors of ABM Industries (NYSE: ABM), a provider of facility management services. Mr. Kadenacy also served on the Board of the YMCA of Greater Los Angeles and the Board of Trustees for UCLA’s Anderson School of Business. Mr. Kadenacy holds a bachelor’s degree in economics from UCLA and an MBA from USC. Mr. Kadenacy’s appointment is effective September 18.

In connection with Mr. Kadenacy’s appointment, Engaged Capital, LLC and Evan Hafer, the Company’s Chief Executive Officer, expressed their intention to Mr. Kadenacy to nominate him for election to the Board pursuant to the director appointment rights set forth in the Investor Rights Agreement dated February 9, 2022 among the Company and certain stockholders specified therein, following the end of Mr. Kadenacy’s tenure as Chief Financial Officer of the Company.

“Today is an exciting day at Black Rifle Coffee and, on behalf of the Board and leadership team, I welcome Steve to the BRCC team,” said Evan Hafer, Founder and Co-CEO of Black Rifle Coffee. “Steve brings proven execution skills and a wealth of public company experience that will further enable our core mission and enhance our goal of profitable, sustainable growth.”

About Black Rifle Coffee Company

Black Rifle Coffee Company (BRCC) is a Veteran-founded coffee company serving premium coffee to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting Veterans, active-duty military, first responders and the American way of life.

To learn more about BRCC, visit www.blackriflecoffee.com, follow BRCC on social media, or subscribe to Coffee or Die Magazine’s daily newsletter at https://coffeeordie.com/presscheck-signup.

Contacts

Investors

Tanner Doss: IR@blackriflecoffee.com

Media

PR for BRCC : press@blackriflecoffee.com